Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of SendTec, Inc. (the “Company”) on Form S-8 (File No. 333-137883) of our report dated March 16, 2007, with respect to our audits of the consolidated financial statements of SendTec, Inc. as of December 31, 2006 and for each of the two years in the period ended December 31, 2006, which report is included in this Annual Report on Form 10-KSB of SendTec, Inc. for the year ended December 31, 2006.

Our report on the consolidated financial statements includes the following explanatory paragraph: As more fully described in Note 2 to the consolidated financial statements, the Company’s Senior Secured Convertible Debentures in the principal amount of $34,580,000, as of December 31, 2006, are due on March 31, 2008. The Company currently lacks sufficient capital resources to repay this obligation upon its maturity. Accordingly, the Company must either restructure this obligation or secure alternative financing to repay this obligation on March 31, 2008.

/S/ MARCUM & KLIEGMAN LLP

New York, New York

March 27, 2007